Exhibit 99.1

Anworth Announces Third Quarter 2009 Financial Results

Third Quarter 2009 Highlights:

  Anworth earned $30.2 million in Core Earnings, or $0.27 per diluted share, a 12.9% decrease in diluted earnings per share from the second quarter of 2009
  Book value per share increased to $7.58 at September 30, 2009, from $7.30 at June 30, 2009
  Leverage ratio decreased to 5.0x at September 30, 2009, from 5.1x at June 30, 2009
  Series B Preferred Stock conversion has increased to 3.0703 shares of common stock from 3.0035 shares

SANTA MONICA, Calif.--(BUSINESS WIRE)--November 3, 2009--Anworth Mortgage Asset Corporation (NYSE:ANH) reported today Core Earnings available to common stockholders of $30.2 million, or $0.27 per diluted share, for the quarter ended September 30, 2009, consisting primarily of $31.7 million of net income less $1.5 million of dividends paid to our preferred stockholders. This compares to Core Earnings of $32.5 million, or $0.31 per diluted earnings per share, for the quarter ended June 30, 2009. “Core Earnings” represents a non-GAAP financial measure which we define as GAAP net income excluding any impairment losses or recoveries. For the quarter ended September 30, 2009, there were no impairment losses or recoveries.

Commenting on the Company’s portfolio, Lloyd McAdams, Anworth’s Chairman of the Board and Chief Executive Officer, stated, “Given the current fiscal and monetary policy environment, we continue to be prudently maintaining leverage at the lower end of our historical range and have focused our purchases on 'soon to reset' hybrid Agency ARM assets.

“We are pleased that this strategy continues to provide net income significantly above most other income-oriented investment alternatives.”

Our investments consist primarily of agency mortgage-backed securities, or Agency MBS, which constituted 99.9% of our portfolio at September 30, 2009.

At September 30, 2009, our Agency MBS portfolio at fair value was approximately $5.94 billion and was allocated as follows: approximately 22% adjustable-rate Agency MBS; approximately 63% hybrid adjustable-rate Agency MBS; approximately 15% fixed-rate Agency MBS; and less than 1% agency floating-rate collateralized mortgage obligations, or CMOs.

At September 30, 2009, the current yield on our Agency MBS portfolio was 5.23%, based on a weighted average coupon of 5.33% divided by the average amortized cost of 101.86%, as compared with a yield of 5.35% at June 30, 2009, based on a weighted average coupon of 5.42% divided by the average amortized cost of 101.36%. During the quarter ended September 30, 2009, the unamortized premium was $101 million, or 1.8% of the par value, as compared with $67.3 million, or 1.3% of the par value, during the quarter ended June 30, 2009. During the quarter ended September 30, 2009, the expense of amortizing the agency securities premium was approximately $5.6 million, as compared with $4.15 million during the quarter ended June 30, 2009.

During the quarter ended September 30, 2009, the fair value of our Non-Agency MBS portfolio declined to approximately $5.1 million from a fair value of approximately $5.8 million at June 30, 2009.

During the quarter ended September 30, 2009, the constant prepayment rate, or CPR, of our Agency MBS and Non-Agency MBS was approximately 21% and the CPR of our adjustable-rate and hybrid adjustable-rate Agency MBS was 21%. For our Agency MBS and Non-Agency MBS adjustable-rate and hybrid mortgage assets, the weighted average term to the next interest rate reset date was 24 months.

At September 30, 2009, the outstanding repurchase agreement balance was $4.88 billion with an average interest rate of 0.33% and an average maturity of 39 days. After adjusting for interest rate swap transactions, the average interest rate was 2.22% and the average maturity was 295 days. At September 30, 2009, Agency MBS with a fair value of $5.33 billion had been pledged under the repurchase agreements. At December 31, 2008, the outstanding repurchase agreement balance was $4.66 billion with an average interest rate of 2.07% and an average maturity of 34 days. After adjusting for interest rate swap transactions, the average interest rate was 3.25% and the average maturity was 422 days. At December 31, 2008, Agency MBS with a fair value of $5.2 billion had been pledged under the repurchase agreements.

At September 30, 2009, our Agency MBS portfolio of $5.94 billion was financed with $4.88 billion of repurchase agreements, resulting in a leverage multiple of 5.0x, as compared with a leverage multiple of 7.5x at December 31, 2008. The leverage multiple is based on total stockholders’ equity plus the Series B Preferred Stock and the junior subordinated notes.

At September 30, 2009, we had interest rate swap agreements with a notional amount of $2.38 billion, which represents approximately 49% of our outstanding repurchase agreements, as compared with interest rate swap agreements with a notional amount of $2.68 billion, which represented approximately 57% of our outstanding repurchase agreements, at December 31, 2008.

During the quarter ended September 30, 2009 and relative to average earning assets, interest income earned was 5.20%, amortization of premium was (0.32)% and the average cost of funds on repurchase agreements and derivative instruments was 2.47%, resulting in a net interest rate spread of 2.41%. During the quarter ended June 30, 2009 and relative to average earning assets, interest income earned was 5.22%, amortization of premium was (0.30)% and the average cost of funds on repurchase agreements and derivative instruments was 2.46%, resulting in a net interest rate spread of 2.46%.

At September 30, 2009, stockholders’ equity available to common stockholders of Anworth was approximately $853 million, or $7.58 per share, based on 112.6 million shares of common stock outstanding at quarter end. The $853 million equals total stockholders’ equity of $902 million less the Series A Preferred Stock liquidating value of $46.9 million and less the difference between the Series B Preferred Stock liquidating value of $31.2 million and the proceeds from its sale of $29.1 million.

On October 10, 2009, our board of directors declared a quarterly common stock dividend of $0.28 per share, which is payable on November 19, 2009 to our holders of record of common stock as of the close of business on October 30, 2009. When we pay a cash dividend during any quarterly fiscal period to our common stockholders in an amount that results in an annualized common stock dividend yield greater than 6.25% (the dividend yield on our Series B Preferred Stock), the conversion rate on our Series B Preferred Stock is adjusted based on a formula specified in the Series B Preferred Stock prospectus supplement (and also available on the “Stock Information” page of our web site at http://www.anworth.com). As a result of this dividend, the conversion rate has increased effective November 2, 2009, from 3.0035 shares of our common stock to 3.0703 shares of our common stock.

The Company will host a conference call at 5:00 p.m. Eastern Time on November 3, 2009 to discuss third quarter 2009 results. The dial-in number for the conference call is 866-356-4279 for U.S. and Canadian callers (international callers should dial 617-597-5394) and the passcode is 27700944. Replays of the call will be available for a 7-day period commencing at 7:00 PM Eastern Time. The dial-in number for the replay is 888-286-8010 for U.S. and Canadian callers (international callers should dial 617-801-6888) and the passcode is 54069222. The conference call will also be webcast over the Internet, which can be accessed on Anworth’s web site at http://www.anworth.com through the corresponding link located on the home page.

Investors interested in participating in Anworth’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”) or receiving a copy of the Plan’s prospectus may do so by contacting the Plan Administrator, American Stock Transfer & Trust Company, at 877-248-6410. For more information about the Plan, interested investors may also visit the Plan Administrator’s website at http://www.investpower.com or the Company’s website at http://www.anworth.com.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests primarily in securities guaranteed by the U.S. Government, such as Ginnie Mae, or guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management's ability to manage our growth. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS
Agency MBS:
Agency MBS pledged to counterparties at fair value	$5,325,793	$5,164,178
Agency MBS at fair value	610,444	137,966
Paydowns receivable	7,269	5,296
	5,943,506	5,307,440
Non-Agency MBS:
Non-Agency MBS at fair value	5,140	7,337
Cash and cash equivalents	457	131,970
Interest and dividends receivable	26,823	26,081
Prepaid expenses and other	4,330	4,314
Total Assets:	$5,980,256	$5,477,142

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accrued interest payable	$24,053	$26,268
Repurchase agreements	4,880,200	4,665,000
Junior subordinated notes	37,380	37,380
Derivative instruments at fair value	99,875	138,592
Dividends payable on Series A Preferred Stock	1,011	1,011
Dividends payable on Series B Preferred Stock	487	471
Dividends payable on common stock	-	23,445
Accrued expenses and other	6,461	675
Total Liabilities:	$5,049,467	$4,892,842
Series B Cumulative Convertible Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($31,160 and $30,138, respectively); 1,246 and 1,206 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	$29,092	$28,096

Stockholders' Equity:
Series A Cumulative Preferred Stock: par value $0.01 per share; liquidating preference $25.00 per share ($46,888 and $46,888, respectively); 1,876 and 1,876 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	$45,397	$45,397
Common Stock: par value $0.01 per share; authorized 200,000 shares, 112,566 and 90,462 issued and outstanding at September 30, 2009 and December 31, 2008, respectively	1,126	905
Additional paid-in capital	994,876	851,588
Accumulated other comprehensive loss consisting of unrealized losses and gains	72,690	(101,940)
Accumulated deficit	(212,392)	(239,746)
Total Stockholders' Equity:	$901,697	$556,204
Total Liabilities and Stockholders' Equity:	$5,980,256	$5,477,142

ANWORTH MORTGAGE ASSET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest income:
Interest on Agency MBS	$63,150	$73,194	$197,157	$214,645
Interest on Non-Agency MBS	57	320	204	1,060
Other income	27	126	139	653
	63,234	73,640	197,500	216,358
Interest expense:
Interest expense on repurchase agreements	27,573	43,846	88,408	137,218
Interest expense on junior subordinated notes	357	564	1,214	1,825
	27,930	44,410	89,622	139,043
Net interest income	35,304	29,230	107,878	77,315
Loss on sale of MBS	-	(49)	-	(49)
Net gain (loss) on derivative instruments	-	(941)	107	(947)
Impairment charges on Non-Agency MBS	-	(34,083)	-	(34,083)
Expenses:
Compensation and benefits	(2,849)	(2,180)	(9,026)	(6,259)
Write-off of common stock offering costs	-	(108)	-	(108)
Other expenses	(762)	(888)	(2,495)	(2,599)
Total expenses	(3,611)	(3,176)	(11,521)	(8,966)
Income (loss) from continuing operations	31,693	(9,019)	96,464	33,270
Gain on disposition of discontinued operations	-	7,728	-	7,728
Net income (loss)	$31,693	$(1,291)	$96,464	$40,998
Dividend on Series A Cumulative Preferred Stock	(1,011)	(1,011)	(3,033)	(3,033)
Dividend on Series B Cumulative Convertible Preferred Stock	(487)	(471)	(1,429)	(1,413)
Net income (loss) to common stockholders	$30,195	$(2,773)	$92,002	$36,552
Basic earnings (loss) per common share:
Continuing operations	$0.28	$(0.12)	$0.90	$0.36
Discontinued operations	-	0.09	-	0.10
Total basic earnings (loss) per common share	$0.28	$(0.03)	$0.90	$0.46
Diluted earnings (loss) per common share:
Continuing operations	$0.27	$(0.12)	$0.88	$0.36
Discontinued operations	-	0.09	-	0.10
Total diluted earnings (loss) per common share	$0.27	$(0.03)	$0.88	$0.46
Basic weighted average number of shares outstanding	109,125	86,381	102,529	79,452
Diluted weighted average number of shares outstanding	112,868	86,381	106,273	82,523

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
310-255-4438 or 310-255-4493
Email: jhillman@anworth.com
Web site: http://www.anworth.com